Exhibit 10.1

Termination Agreement

This termination agreement was made on the basis of the Asset Purchase Agreement (the “Agreement”) dated on September 20, 2008 and the Amendment entered into between Harbin Xinda Macromolecule Material Co., Ltd (hereinafter referred as “Xinda”) and Harbin Xinda High-tech Company (hereinafter referred as “Xinda High-tech”). Xinda and Xinda High-tech are collectively referred to herein as “Parties”.

Preface

Whereas, under the Agreement, Xinda agreed to purchase plant, land, equipments and affiliate projects and facilities (the “Assets”) listed in Exhibit A from Xinda High-tech.

Whereas, the total purchase price of Assets under the Agreement is 240 million RMB.

Whereas, under the Amendment, the payment date and amount that Xinda shall pay Xinda High-tech shall be: 240 million RMB before December 31st, 2009.

Whereas, Xinda has paid the amount of 7 out of 19 sets of fully automatic twin screw mixing extruders, which were listed as the item 38 on Assets List—Equipments List in Appendix A of the Agreement;

Whereas, Xinda High-tech must pay back the bank loan within the specified period and anticipate Xinda could not perform the agreement as a result of Xinda’s failure to pay back the total payment during the period specified in the agreement and the Amendment. In order to avoid Parties’ unnecessary lost, the Parties reached the following agreements through mutual negotiation.

Agreements

The Parties agree as follows:

The Assets purchase agreement dated on September 20, 2008 and the Amendment will be abolished when this termination agreement takes effect;

The acquisition of 7 sets of fully automatic twin screw mixing extruders that Xinda has paid the payment is effective;

After this complementary agreement is signed, Xinda High-tech may sell all assets excluding the 7 sets of full auto twin screw mixing extruder to the third party, which is unrelated to Xinda;

Xinda shall begin to transfer the assets, which were listed in original agreement but have not been acquired, to Xinda High-tech from the date that this termination Agreement was signed, among which all the equipments and related projects and facilities currently in the plant which were listed in the Appendix A of original agreement shall be checked, accepted and transferred in this plant; the transfer sign of the plant listed in Appendix A shall be the delivery of the key.

The custodial responsibility and loss risks of any transferred assets shall be transferred to Xinda High-tech from the date of transfer; meanwhile, the right of managing, using, disposal and proceed of any transferred assets shall be transferred to Xinda High-tech from the date of transfer.

The Parties agree that Xinda can use the plant, office buildings and affiliate facilities of Xinda High-tech in the form of leasing and shall sign the property leasing contract at the same time when this termination agreement is signed.

In witness whereof, the Parties have executed this complementary agreement upon the date set forth below.

Party A:   Harbin Xinda High-Tech Co., Ltd.

By:  _______________

Date:   _______________

Party B:   Harbin Xinda Macromolecule Material Co., Ltd

__________________

By:_______________

Date: _______________